UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2013 (April 4, 2013)

BlastGard International, Inc.
(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2451 McMullen Booth Road, Suite 212, Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ˈ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ˈ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ˈ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ˈ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As of March 21, 2013, the Company had outstanding December 2004 Debt in the principal amount (including accrued interest thereon) of $109,969.82 owed to Robocheyne Consulting Ltd, $24,243.75 owed to Steven Gold and $21,331.65 owed to TRW Holdings Pty Limited (collectively hereinafter referred to as the “December 2004 Debt”). As of March 21, 2013, the Company also had outstanding $1,267,707.07 in principal debt, including accrued interest thereon owed to Alpha Capital Anstalt, pursuant to secured promissory notes (collectively the “Company Debt”). Pursuant to an amendment and consent, all of the debt owed to Alpha Capital, which was previously past due and are the subject of security agreements, guarantee and other transaction documents, to the extent outstanding, have had their maturity date extended through June 14, 2013 and their conversion price lowered from $0.010 per share to $0.009 per share.

 On April 4, 2013, Alpha Capital Anstalt, closed on an agreement (the “Purchase and Exchange Agreement”) with 8464081 Canada Inc. (the “Purchaser”) to sell to the Purchaser and its assignees the Company’s Debt in the principal amount, including accrued interest thereon, of $1,267,770.07 (which excludes $182,000 of the principal due on this note that will be maintained by Alpha Capital) owned by it plus warrants to purchase 104,333,335 shares (exercisable at $0.01 per share). The agreements require that within three (3) months of March 21, 2013, that the Purchaser shall convert all the notes acquired by it at the current conversion price of $0.009 per share. Alpha Capital Anstalt has also committed to convert the $182,000 of principal retained by it into shares of the Company’s Common Stock at the same conversion price. Also, the agreement requires the Purchaser to offer to purchase the December 2004 Debt for a purchase price equal to the total amount of principal and interest due on each note with a 10% premium. Prior to the April 4, 2013 closing, Robocheyne Consulting elected to convert their notes in the principal amount described above plus accrued interest into 12,218,869 shares of the Company’s Common Stock.

As a result of the foregoing transactions, the Company expects to have the aforementioned Secured Debt converted into shares of Common Stock on or before June 21, 2013. Such transaction should result in the Purchaser obtaining control of the Company. Also, pursuant to the Purchase and Exchange Agreement, the Purchaser and the Company agreed to the following:

·         Purchaser has the right to nominate and appoint to the Board at least 50% of the Board members;

·         Purchaser has a right of first refusal to participate in future financings up to its pro rata share of Common Stock of the Company.

·         Purchaser undertakes to provide the Company with sufficient capital to allow the Company to conduct its business and remain a going concern until December 31, 2013, subject to further agreements between the Company and Purchaser. All such funding will be provided through equity transactions and will not be funded via debt.

Item 5.01. Change in Control of Registrant

Reference is made to Item 1.01 for a description of the transactions which will result in the Purchaser, namely, 8464081 Canada Inc., acquiring control of the Company through its acquisition of Warrants to purchase 104,333,335 shares of Common Stock exercisable at $.01 per share and its acquisition of secured debt in the principal amount of $1,267,770.07, which together with accrued interest thereon, is convertible at $.009 per share. As of April 4, 2013, the Warrants and secured debt, if entirely converted into Common Stock, would result in Purchaser owning approximately 245.2 million shares or 66.6% of the issued and outstanding shares assuming Alpha Capital converts its $182,000 in debt at the same conversion price. The Purchaser paid Seller approximately $1.82 million to acquire control of the Company, including giving Seller a promissory note in the amount of $400,000, which note is due on August 31, 2013. The Purchaser and Seller also entered into a Pledge Agreement with respect to a portion of the securities of the Company that were the subject of the change of control. It is the Company’s understanding that none of the remaining purchase price to acquire control of the Company was paid for through loan transactions.

As described in Item 1.01, the Purchaser has the right to nominate and appoint to the Board at least 50% of the board members of the Company.

The Company is not aware of any pledge of securities of the Company or other arrangements which may at a subsequent date result in a change in control of the Registrant, except as described above.

Item 7.01. Regulation FD Disclosure

On April 10, 2013, the Company issued a press release, a copy of which is appended hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.01  Form of Amendment and Consent between the Company and the December 2004 Debt holders dated March 1, 2013.*

10.02  Form of Purchase and Exchange Agreement dated March 21, 2013.*

99.1   Press Release dated April 10, 2013*

________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2013 BLASTGARD INTERNATIONAL, INC.

By: /s/ Michael J. Gordon

Michael J. Gordon, Chief Executive Officer